Exhibit 99.1

New York Mortgage Trust Reports Third Quarter 2012 Results

NEW YORK, NY – November 7, 2012 (GLOBE NEWSWIRE) – New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT” or the “Company”) today reported results for the three and nine months ended September 30, 2012.

Summary of Third Quarter 2012:

•
Net income attributable to common stockholders of $7.9 million, representing net income per weighted average share of $0.30 for the quarter ended September 30, 2012, as compared to a net loss attributable to common stockholders of $15,000, representing net loss per weighted average share of $0.00 for the quarter ended September 30, 2011.

•
Net income per weighted average share of $0.34 after excluding $1.9 million of net unrealized losses related to investment securities and related hedges and $0.8 million of unrealized gain related to the fair value adjustment for the Company’s multi-family loans held in securitization trusts, which we refer to as “adjusted net income,” for the quarter ended September 30, 2012.

•	Third quarter 2012 adjusted portfolio net interest margin was 470 basis points.

•	Declared third quarter dividend of $0.27 per common share that was paid on October 25, 2012.

•	Book value per common share of $6.52 as of September 30, 2012 as compared to $6.51 per common share as of June 30, 2012 and $6.49 per common share at March 31, 2012.

•	Received net proceeds of approximately $33.1 million and $74.7 million from public stock offerings in July 2012 and August 2012, respectively.

Company Overview

NYMT is an internally managed real estate investment trust, or REIT, which invests in mortgage-related and financial assets. The Company currently targets multi-family CMBS and Agency RMBS, including Agency ARMs, Agency fixed-rate RMBS and Agency IOs. RiverBanc, LLC and The Midway Group, L.P. provide investment management services to the Company with respect to certain of its targeted asset classes. For a list of defined terms used from time to time in this press release, see “Defined Terms” below.

Management Overview

Steven Mumma, NYMT’s CEO and President, commented: “The Company continued to build on its diversified portfolio strategy and the expansion of its capital base during the third quarter of 2012, issuing approximately 16.7 million common shares in public equity offerings, which resulted in aggregate net proceeds of $107.8 million to the Company, and using substantially all of the net proceeds to purchase, on a leveraged basis, approximately $565.3 million of Agency ARMs and Agency fixed rate RMBS. The addition of the Agency RMBS purchased during the third quarter of 2012 provides our investment portfolio with greater balance in terms of interest rate and credit risk, while also, we believe, reducing some of the earnings volatility in our portfolio over the longer term and still providing attractive returns. As a result, the Company’s expanded investment portfolio produced solid results during the quarter, generating earnings of $0.30 per common share.

Fiscal year 2012 has been a transformative year for the Company, both in terms of the full implementation of our investment strategy and the growth of the Company’s capital base. After giving effect to the Company’s public equity offering in early October 2012, which resulted in net proceeds of approximately $104.2 million to the Company, the Company has increased its equity base by approximately $232.0 million in 2012 at an average net price to the Company of approximately $6.56 per share.

Importantly, we estimate that this increase in capital will reduce our general and administrative costs as a percentage of total equity by greater than 50%, while also helping to expand the financing options now available to the Company.

Management continues to be pleased with the performance of each of the Company’s asset classes and is excited about the fourth quarter 2012 investment opportunities in the Company’s pipeline.  On October 25, 2012, we completed our purchase of the first loss floating rate security issued by a recent Freddie Mac multi-family loan securitization.  In addition, we expect to purchase the first loss PO securities and certain IO securities from two additional Freddie Mac multi-family loan securitizations during the fourth quarter of 2012. Upon completion of these pending acquisitions, we will have collectively invested approximately $83.1 million in newly issued Freddie Mac-sponsored multi-family CMBS during the fourth quarter of 2012. In addition, the Company continues to pursue an investment in a pool of residential distressed first lien mortgage loans that it expects to complete during the 2012 fourth quarter. The Company expects that these pending transactions will produce total returns in a range that is consistent with the total returns delivered by the Company’s overall portfolio.”

Results from Operations

For the three months ended September 30, 2012, the Company reported net income attributable to common stockholders of $7.9 million as compared to net loss of $15,000 for the three months ended September 30, 2011. The $7.9 million increase in net income attributable to common stockholders for the three months ended September 30, 2012, as compared to the same period in the previous year, was due primarily to a $6.2 million decrease in net unrealized loss on investment securities and related hedges, a $2.5 million increase in net realized gains on securities and related hedges, a $1.9 million increase in net interest margin on our investment portfolio and loans held in securitization trusts, a $0.8 million increase in net unrealized gain on multi-family loans and debt held in securitization trusts, partially offset by a $2.5 million increase in general, administrative and other expenses, a $0.5 million decrease in income from investments in limited partnership and limited liability company and a $0.5 million increase in income tax expense. The significant decline in net unrealized loss on investment securities and related hedges was mainly related to an improved environment for our portfolio as compared to the comparative 2011 periods.  During the 2011 third quarter, a confluence of factors, including uncertainty and concerns of systemic risk related to the European sovereign debt crisis and a revamping of the rules for HARP II, contributed to a significant widening of credit spreads during the 2011 third quarter, which in turn, negatively impacted the pricing of our Agency IOs at September 30, 2011.

The increase in net interest margin for the three months ended September 30, 2012, as compared to the three months ended September 30, 2011, was primarily due to an increase in average interest earning assets of approximately $328.7 million, which was mainly driven by the Company’s additional investments in Agency RMBS and multi-family CMBS during 2012. Net interest spread decreased by approximately 245 basis points for the quarter ended September 30, 2012 as compared to the same period the previous year.  The decrease was due in large part to an increase in the Company’s leveraged Agency RMBS position, primarily through investments in Agency ARMs and Agency fixed rate RMBS, relative to its credit-sensitive assets.  In most cases, the Company’s credit sensitive assets benefit from having much larger interest rate spreads, but utilize little or no leverage.  However, because the Company applies greater leverage to its Agency ARMs and Agency fixed rate RMBS trades, the Agency ARMs and Agency fixed rate RMBS in the Company’s portfolio generally produce a total net return on equity that is substantially in-line with the total net returns produced by the Company’s overall investment portfolio.

The $2.5 million increase in general, administrative and other expenses was due primarily to a $2.2 million increase in management fees, primarily due to increased profitability of the Company’s investments during the 2012 third quarter as compared to the same period in 2011.

Finally, the $2.5 million increase in net realized gain on securities and related hedges is primarily due to the sale of approximately $49.4 million of seasoned Agency ARMs during the period resulting in a gain of approximately $1.6 million.

Book value per common share as of September 30, 2012 was $6.52, representing an increase of $0.01 per common share from June 30, 2012 and $0.40 per common share from the Company’s book value at December 31, 2011.  The book value per common share at September 30, 2012 included net unrealized gains of $0.54 per common share, which are presented as accumulated other comprehensive income.

A reconciliation between (i) net income excluding the unrealized gains and losses on investment securities and related hedges and multi-family loans and debt held in securitizations trusts and (ii) GAAP net income (loss) attributable to common stockholders for the three months ended September 30, 2012 and 2011, respectively, is presented below (dollar amounts in thousands, except per share):

	For the Three Months Ended September 30, 2012		For the Three Months Ended September 30, 2011
	Amounts	Per Share	Amounts	Per Share

Net Income (Loss) Attributable to Common Stockholders – GAAP	$7,913	$0.30	$(15)	$—
Adjustments:
Unrealized net loss on investment securities and related hedges	1,876	0.07	8,027	0.72
Unrealized net gains on multi-family multi-family loans and debt held in securitization trusts	(762)	(0.03)	—	—
Net income attributable to common stockholders excluding unrealized gains and losses	$9,027	$0.34	$8,012	$0.72

Portfolio Allocation

The following table sets forth our allocated equity by investment type at September 30, 2012 (dollar amounts in thousands):

	Agency RMBS (1)	Agency IOs	Multi- Family CMBS (2)	Residential Securitized Loans	Other (3)	Total

Carrying value	$566,824	$77,538	$111,255	$193,905	$40,247	$989,769
Liabilities:
Callable (4)	(505,570)	(57,794)	(10,432)	-	(6,380)	(580,176)
Non callable	-	-	(26,138)	(187,522)	(45,000)	(258,660)
Hedges (Net) (5)	2,147	5,935	-	-	-	8,082
Cash	-	27,531	-	-	41,039	68,570
Other	2,817	1,305	103	1,671	(11,467)	(5,571)

Net equity allocated	$66,218	$54,515	$74,788	$8,054	$18,439	$222,014

(1)	Includes both Agency ARMs and Agency fixed rate RMBS.
(2)
The Company determined it is the primary beneficiary of the Consolidated K-Series and has consolidated the Consolidated K-Series into the Company’s financial statements. The Consolidated K-Series collectively represents the multi-family securitized loans held in securitization trusts and CDOs issued by the Comm 2009-K3 Mortgage Trust, the FREMF 2010-K6 Mortgage Trust and FREMF 2012-K18 Mortgage Trust, each of which was sponsored by Freddie Mac. The Company’s investments in the Consolidated K-Series is limited to the first loss PO securities and/or certain IOs issued by the securitizations that comprise the Consolidated K-Series and had an aggregate net carrying value of $89.6 million at September 30, 2012. A reconciliation to our financial statements as of September 30, 2012 follows:

Multi-Family loans held in securitization trusts, at fair value	$3,952,088
Multi-Family CDOs, at fair value	(3,862,474)
Net carrying value	89,614
CMBS, at fair value (available for sale)	21,641
Total CMBS, at fair value	111,255
Securitized debt	(26,138)
Repurchase agreements	(10,432)
Other	103
Net Equity in Multi-Family CMBS	$74,788

(3)
Other includes CLOs having a carrying value of $29.6 million, loans held for investment, and non-Agency RMBS. Other callable liabilities include a $6.4 million repurchase agreement on our CLO securities and other non-callable liabilities consist of $45.0 million in subordinated debentures.

(4)	Includes repurchase agreements.
(5)	Includes derivative assets, receivable for securities sold, derivative liabilities, payable for securities purchased and restricted cash posted as margin.

Portfolio Asset Yields

The following table summarizes the Company’s significant assets at or for the quarter ended September 30, 2012, classified by relevant categories (dollar amounts in thousands):

	Carrying Value	Coupons(1)	Yield(1)	CPR(1)
Agency ARMs	$289,978	3.03%	2.14%	17.5%
Agency Fixed Rate	276,846	3.20%	2.42%	2.0%
Agency IOs	77,538	5.86%	12.82%	19.2%
CMBS(2)	111,255	0.10%	12.78%	NA
Residential Securitized Loans	193,905	2.96%	2.90%	4.6%
CLOs	29,637	4.43%	40.54%	NA

(1)	Coupons, yields and CPRs are based on third quarter 2012 weighted average balances. Yields are calculated on amortized cost basis.
(2)
CMBS carrying value, coupons and yield calculations are based on the underlying CMBS that are actually owned by the Company and do not include the other consolidated assets and liabilities of the Consolidated K-Series not owned by the Company.

Additional Information

As of September 30, 2012, the Company funded a portion of its investment portfolio with $580.2 million of repurchase agreement borrowings with an average interest rate of 0.65%.  In addition, as part of the hedging strategy for its Agency IOs, the Company had a net long position of $202.9 million of To-Be-Announced (“TBA”) securities as of September 30, 2012.

As of September 30, 2012, the Company had $193.9 million of residential mortgage loans held in securitization trusts (net) permanently financed with $187.5 million of residential collateralized debt obligations. As of September 30, 2012, delinquencies greater than 60 days on loans held in securitization trusts represented 9.16% of the loan portfolio.  As of September 30, 2012, the Company had reserves totaling $2.9 million for loan losses. In addition, as of September 30, 2012, the Company’s balance sheet included five real estate owned properties totaling $0.9 million.

Analysis of Changes in Book Value

The following table analyzes the changes in book value for the three months ended September 30, 2012 (amounts in thousands, except per share):

	Three Months Ended September 30, 2012
	Amount	Shares	Per Share(1)
Beginning Balance	$112,991	17,369	$6.51
Stock issuance, net	107,869	16,675
Balance after share issuance activity	220,860	34,044	6.49
Dividends declared	(9,192)		(0.27)
Net change AOCI:(2)
Hedges	(1,791)		(0.05)
RMBS	2,485		0.07
CMBS	(249)		(0.01)
CLOs	1,988		0.06
Net income excluding unrealized gains and losses on investment securities and related hedges and multi-family loans and debt held in securitization trusts	9,027		0.27
Unrealized net losses on investment securities and related hedges	(1,876)		(0.06)
Unrealized net gains on multi-family loans and debt held in securitization trusts	762		0.02
Ending Balance	$222,014	34,044	$6.52

(1)	Outstanding shares used to calculate book value per share for the quarter ended period is based on outstanding shares as of September 30, 2012 of 34,044,374.
(2)	Accumulated other comprehensive income (“AOCI”).

Conference Call

On Thursday, November 8, 2012, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the three and nine months ended September 30, 2012. The conference call dial-in number is (877) 312-8806. The replay will be available until Thursday, November 15, 2012 and can be accessed by dialing (855) 859-2056 and entering passcode 65003343. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at the Company's website at http://www.nymtrust.com.  Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

Third quarter 2012 financial and operating data can be viewed on the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on or about November 9, 2012. A copy of the Form 10-Q will be posted at the Company’s website as soon as reasonably practicable following its filing with the Securities and Exchange Commission.

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with United States generally accepted accounting principles (GAAP), this press release presents a non-GAAP financial measure that excludes certain items. This non-GAAP financial measure, which is referred to as “net income attributable to common stockholders excluding unrealized gains and losses on investment securities and related hedges and multi-family loans and debt held in securitizations trusts,” is provided to enhance the user's overall understanding of our financial performance. Specifically, management believes the non-GAAP financial measure provides useful information to investors by excluding or adjusting certain items affecting reported operating results that were unusual or not indicative of our core operating results. The non-GAAP financial measure presented by the company should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Moreover, this non-GAAP financial measure may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measure included in this earnings release has been reconciled above to the nearest GAAP measure, which is GAAP net income attributable to common stockholders.

Defined Terms

The following defines certain of the commonly used terms in this press release: “RMBS” refers to residential mortgage backed securities comprised of adjustable-rate, hybrid adjustable-rate, fixed-rate, interest only and inverse interest only, and principal only securities; “Agency RMBS” refers to RMBS representing interests in or obligations backed by pools of residential mortgage loans issued or guaranteed by a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government, such as the Government National Mortgage Association (“Ginnie Mae”); “IOs” refers collectively to interest only and inverse interest only mortgage-backed securities that represent the right to the interest component of the cash flow from a pool of mortgage loans; “POs” refers to mortgage-backed securities that represent the right to the principal component of the cash flow from a pool of mortgage loans; “ARMs” refers to adjustable-rate residential mortgage loans; “Agency ARMs” refers to Agency RMBS consisting of adjustable-rate and hybrid adjustable-rate RMBS; “Agency IOs” refers to Agency RMBS comprised of IOs; “residential securitized loans” refers to prime credit quality residential ARM loans held in securitization trusts; “CMBS” refers to commercial mortgage-backed securities comprised of commercial mortgage pass-through securities, as well as IO or PO securities that represent the right to a specific component of the cash flow from a pool of commercial mortgage loans; “multi-family CMBS” refers to CMBS backed by commercial mortgage loans on multi-family properties; “multi-family securitized loans” refers to the commercial mortgage loans included in the Consolidated K-Series; “CDO” refers to collateralized debt obligation; and “CLO” refers to collateralized loan obligation.

When used in the press release, the term "adjusted portfolio margin" refers to the portfolio margin for our investment portfolio excluding all assets and liabilities of the Consolidated K- Series other than the securities issued by the Consolidated K-Series that are actually owned by the Company.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). The Company invests in mortgage-related and financial assets and targets multi-family CMBS and Agency RMBS, including Agency RMBS consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS and Agency IOs consisting of interest only and inverse interest only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans.

When used in this press release, in future filings with the Securities and Exchange Commission (“SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.

Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The following factors are examples of those that could cause actual results to vary from the Company’s forward-looking statements: changes in interest rates and the market value of the Company’s securities; changes in credit spreads; the impact of the downgrade of the long-term credit ratings of the U.S., Fannie Mae, Freddie Mac, and Ginnie Mae; market volatility; changes in the prepayment rates on the mortgage loans underlying the Company’s investment securities; increased rates of default and/or decreased recovery rates on the Company’s assets; the Company’s ability to borrow to finance its assets; changes in government regulations affecting the Company’s business; the Company’s ability to maintain its qualification as a REIT for federal tax purposes; the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including the risk factors described in the Company’s periodic reports filed with the SEC, could cause the Company’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

CONTACT:             AT THE COMPANY
Steven R. Mumma
CEO, President
Phone:  (212) 792-0109
Email: smumma@nymtrust.com

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2012	2011	2012	2011
INTEREST INCOME:
Investment securities and other	$6,333	$6,074	$16,639	$13,390
Multi-family loans held in securitization trusts	36,075	-	67,079	-
Residential mortgage loans held in securitization trusts	1,429	1,357	4,201	4,217
Total interest income	43,837	7,431	87,919	17,607

INTEREST EXPENSE:
Investment securities and other	890	387	1,842	1,081
Multi-family collaterized debt obligations	33,374	-	62,489	-
Residential collaterized debt obligations	321	345	1,012	1,080
Securitized debt	639	-	916	-
Subordinated debentures	483	471	1,482	1,407
Total interest expense	35,707	1,203	67,741	3,568

NET INTEREST INCOME	8,130	6,228	20,178	14,039

OTHER INCOME (EXPENSE):
Provision for loan losses	(247)	(435)	(536)	(1,459)
(Loss) income from investment in limited partnership and limited liability company	(64)	479	664	1,762
Realized gain on investment securities and related hedges, net	5,048	2,526	5,674	8,000
Unrealized loss on investment securities and related hedges, net	(1,876)	(8,027)	(2,577)	(8,762)
Unrealized gain on multi-family loans and debt held in securitization trusts	762	-	4,990	-
Total other income (expense)	3,623	(5,457)	8,215	(459)

General, administrative and other expenses	3,241	717	8,568	6,464
Total general, administrative and other expenses	3,241	717	8,568	6,464

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	8,512	54	19,825	7,116
Income tax expense	598	56	1,065	419
INCOME (LOSS) FROM CONTINUING OPERATIONS	7,914	(2)	18,760	6,697
(Loss) income from discontinued operation – net of tax	(1)	19	32	23
NET INCOME	7,913	17	18,792	6,720
Net income (loss) attributable to noncontrolling interest	-	32	(97)	52
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$7,913	$(15)	$18,889	$6,668

Basic income per common share	$0.30	$-	$1.01	$0.67
Diluted income per common share	$0.30	$-	$1.01	$0.67
Dividends declared per common share	$0.27	$0.25	$0.79	$0.65
Weighted average shares outstanding-basic	26,541	11,146	18,629	10,015
Weighted average shares outstanding-diluted	26,541	11,146	18,629	10,015

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share amounts)

	September 30,	December 31,
	2012	2011
	(unaudited)
ASSETS

Investment securities available for sale, at fair value (including pledged securities of $617,995 and $129,942, respectively)	$676,473	$200,342
Investment securities available for sale, at fair value held in securitization trust	21,641	-
Residential mortgage loans held in securitization trusts (net)	193,905	206,920
Multi-family loans held in securitization trusts, at fair value	3,952,088	-
Derivative assets	203,520	208,218
Investment in limited partnership	164	8,703
Cash and cash equivalents	41,039	16,586
Receivable for securities sold	-	1,133
Receivables and other assets	70,718	40,803
Total Assets	$5,159,548	$682,705

LIABILITIES AND EQUITY
Liabilities:
Financing arrangements, portfolio investments	$580,176	$112,674
Residential collateralized debt obligations	187,522	199,762
Multi-family collateralized debt obligations, at fair value	3,862,474	-
Securitized debt	26,138	-
Derivative liabilities	6,265	2,619
Payable for securities purchased	201,516	228,300
Accrued expenses and other liabilities	28,443	8,043
Subordinated debentures	45,000	45,000
Total liabilities	4,937,534	596,398
Commitments and Contingencies
Equity:
Stockholders’ equity
Common stock, $0.01 par value, 400,000,000 authorized, 34,044,374 and 13,938,273 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	340	139
Additional paid-in capital	264,296	153,710
Accumulated other comprehensive income	18,352	11,292
Accumulated deficit	(60,974)	(79,863)
Total stockholders' equity	222,014	85,278
Noncontrolling interest	-	1,029
Total equity	222,014	86,307
Total Liabilities and Equity	$5,159,548	$682,705